FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

AGREEMENT, dated as of November 1, 2010 between Destra Investment Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts having its principal office and place of business at 901 Warrenville Road, Suite 15, Lisle, Illinois 60532 (the “Trust”) and The Bank of New York Mellon, a New York corporation authorized to do a banking business having its principal office and place of business at One Wall Street, New York, New York 10286 (“BNY”).

W I T N E S S E T H:

Whereas, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

Whereas, the Trust, so authorized, intends that this Agreement be applicable to each of its series as set forth on Schedule II (each such series together with all other series subsequently established by the Trust and made subject to this Agreement by amendment hereof, being referred to individually and collectively as the “Series”); and

Whereas, the Trust desires to retain BNY to provide for the Series the services described herein, and BNY is willing to provide such services, all as more fully set forth below;

Now, Therefore, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

The Trust, on behalf of each Series, hereby appoints BNY as its agent for the term of this Agreement to perform the services described herein.  BNY hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

The Trust hereby represents and warrants to BNY, which representations and warranties shall be deemed to be continuing, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this

Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(c) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement; and

(d) To the extent the performance of any services described in Schedule II attached hereto by BNY in accordance with the then effective Prospectus (as hereinafter defined) for the applicable Series would violate any applicable laws or regulations, the Trust shall immediately so notify BNY in writing and thereafter shall either furnish BNY with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNY, instruct BNY in writing to value securities and/or compute net asset value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Prospectus.

3. Delivery of Documents.

(a) The Trust, on behalf of each Series, will promptly deliver to BNY true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Trust’s Declaration of Trust or other organizational document and all amendments thereto (the “Charter”);

(ii) The Trust’s bylaws (the “Bylaws”);

(iii) Resolutions of the Trust’s board of directors or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Trust;

(iv) The Trust’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of each Series (the “Registration Statement”);

(v) The Trust’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”).

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNY.  Each copy of the Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Trust’s Secretary or an Assistant Secretary, on behalf of the appropriate Series.

(c) It shall be the sole responsibility of the Trust, on behalf of each Series, to deliver to BNY its currently effective Prospectus and BNY shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNY.

4. Duties and Obligations of BNY.

(a) Subject to the direction and control of the Trusts’s Board and the provisions of this Agreement, BNY shall provide to each Series (i) the administrative services set forth on Schedule I attached hereto and (ii) the valuation and computation services listed on Schedule II attached hereto.

(b) In performing hereunder, BNY shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNY shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Series, distribution of shares of any Series, maintenance of any Series’ financial records or other services normally performed by the Trust’s respective counsel or independent auditors.

(d) Upon receipt of the Trust’s prior written consent (which shall not be unreasonably withheld), BNY may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate.  Notwithstanding the foregoing, no Trust consent shall be required for any such delegation to any other subsidiary of The Bank of New York Mellon Corporation.  BNY shall not be liable to the Trust, on behalf of any Seires, for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNY acts in good faith and without negligence or wilful misconduct in the selection of such delegee or agent.

(e) The Trust, on behalf of each Series, shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with the BNY and to provide the BNY, upon request, with such information, documents and advice relating to such Series as is within the possession or knowledge of such persons, and which in the opinion of the BNY, is necessary in order to enable it to perform its duties hereunder.  The BNY shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to the BNY by any of the aforementioned persons.  The BNY shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust, on behalf of any Series, to cause any information, documents or advice to be provided to the BNY as provided herein and shall be held harmless by the Trust, on behalf of each Series, when acting in reliance upon such information, documents or advice relating to such Series.  All fees or costs charged by such persons shall be borne by the appropriate Series.  In the event that any services performed by the BNY hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by the BNY which the BNY in its reasonable judgment deems reliable, the BNY shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(f) Nothing in this Agreement shall limit or restrict BNY, any affiliate of

BNY or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g) The Trust, on behalf of each Series, shall furnish BNY with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Series liabilities and expenses.  BNY shall not be required to include as Series liabilities and expenses, nor as a reduction of net asset value,  any accrual for any federal, state, or foreign income taxes unless the Trust, on behalf of a Series, shall have specified to BNY the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  The Trust, on behalf of each Series, shall also furnish BNY with bid, offer, or market values of securities if BNY notifies the Trust that same are not available to BNY from a security pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Trust, on behalf of a Series, also may furnish BNY with bid, offer, or market values of Securities and instruct BNY to use such information in its calculations hereunder.  BNY shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.  In no event shall BNY be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the applicable Series.  BNY shall furnish the Trust with any information that BNY may have available, which may be relevant to the valuation of securities.

(h) BNY may apply to an officer or duly authorized agent of the Trust for written instructions with respect to any matter arising in connection with BNY’s performance hereunder for any Series, and BNY shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNY with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNY shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY has received written instructions in response to such application specifying the action to be taken or omitted.

(i) BNY may consult with counsel to the Trust, on behalf of the applicable Series, or its own counsel, at such Series’ expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel, provided, that, BNY provides notice to the Trust, on behalf of the applicable Series, of such counsel’s advice.

(j) BNY shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedules I and II attached hereto, and no covenant or obligation shall be implied against BNY in connection with this Agreement.

(k) BNY, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications  and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Series shares effected by or on behalf of a Series.  In the event  BNY’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY which BNY in its judgment deems reliable, BNY shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY shall not be required to inquire into any valuation of securities or other assets by the Trust, on behalf of a Series, or any third party described in this (k) even though BNY in performing services similar to the services provided pursuant to this

Agreement for others may receive different valuations of the same or different securities of the same issuers.  Notwithstanding anything to the contrary in this (k), in the event that others receive different valuations of the same or different securities of the same issuers and the discrepancies are greater than _______, BNY shall evaluate or make an inquiry regarding the propriety of the valuation.

(l) BNY, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Series is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust, on behalf of such Series.

(m) BNY shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services or circumstances that are not reasonably expected to be covered in a standard business continuity policy.  Nor shall BNY be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY in the performance of its duties under this Agreement.

5. Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, on behalf of the appropriate Series, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s or a Series’ trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Series shares, fees and expenses incident to the registration or qualification under federal or state securities laws of a Series or its shares, costs (including printing and mailing costs) of preparing and distributing Prospectuses, reports, notices and proxy material to such Series’ shareholders, all expenses incidental to holding meetings of the Trust’s or a Series’ trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust or a Series and legal obligations relating thereto for which the Trust may have to indemnify its trustees, directors and officers.

6. Compliance Services.

(a) If Schedule I contains a requirement for the BNY to provide a Series, with compliance services, such services shall be provided pursuant to the terms of this Section 6 (the “Compliance Services”).  The precise compliance review and testing services to be provided shall be as mutually agreed between the BNY and the Trust, on behalf of each Series, and the results of the BNY’s Compliance Services shall be detailed in a compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by the Trust.  The BNY shall have no responsibility or obligation to provide Compliance Services other that those services specifically listed in Schedule I.

(b) The Trust will examine each Compliance Summary Report delivered to it by the BNY and notify the BNY of any error, omission or discrepancy within ten (10) days of its receipt.  The Trust agrees to notify the BNY promptly if it fails to receive any such Compliance Summary Report.  In addition, if the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify the BNY of such condition within one business day after discovery thereof.

(c) While the BNY will endeavor to identify out-of-compliance conditions, the BNY does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Compliance Services, the Trust’s sole and exclusive remedy and the BNY’s sole liability shall be limited to re-performance by the BNY of the Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Trust.

7. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNY shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by the Trust, on behalf of a Series, except those costs, expenses, damages, liabilities or claims arising out of BNY’s own negligence or willful misconduct.  In no event shall BNY be liable to the Trust or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action, but for as provided herein, BNY shall be liable to the Trust for direct money damages caused by BNY’s own negligence or willful misconduct.  BNY shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY’s control, unless such loss, damage or expense arises out of the negligence or willful misconduct of BNY.

(b) The Trust, on behalf of each Series, shall indemnify and hold harmless BNY from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust, on behalf of a Series), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY, by reason of or as a result of any action taken or omitted to be taken by BNY in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) such Series’s Registration Statement or Prospectus, (iii) any instructions of an officer of the Trust, on behalf of such Series, or (iv) any opinion of legal counsel for such Series or BNY, or arising out of transactions or other activities of such Series which occurred prior to the commencement of this Agreement; provided, that no Series or the Trust shall indemnify BNY for costs, expenses, damages, liabilities or claims for which BNY is liable under preceding 6(a).  This indemnity shall be a continuing obligation of each Series, its successors and assigns, notwithstanding the termination of this Agreement. Without limiting the generality of the foregoing, the Trust, on behalf of each Series, shall indemnify  BNY against and save BNY harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY by any third party described  above or by or on behalf of a Series;

(ii) Action or inaction taken or omitted to be taken by BNY pursuant to written or oral instructions of the Trust or otherwise without gross negligence or willful misconduct;

(iii) Any action taken or omitted to be taken by BNY in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel, provided, that, BNY provides notice to the Trust, on behalf of the applicable Series, of such counsel’s advice;

(iv) Any improper use by a Series or its agents, distributor or investment advisor of any valuations or computations supplied by BNY pursuant to this Agreement; or

(v) The method of valuation of the securities and the method of computing each Series’ net asset value; or

(vi) Any valuations of securities or net asset value provided by the adviser or sub-adviser or any other agent of the Trust.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNY to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

8. Compensation.

For the services provided hereunder, the Trust, on behalf of each Series, agrees to pay BNY such compensation as is mutually agreed from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNY shall deliver to the Trust invoices for services rendered and provide five (5) business days for the Trust to review such invoice.  The Trust, on behalf of each Series, authorizes BNY to debit such Series’ custody account for all amounts due and payable hereunder, only upon the expiration of the review period of the five (5) business days.  BNY shall deliver to the Trust a receipt after debiting such Series’ custody account with an indication that payment has been made.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY, each Series’ net asset value shall be computed at the times and in the manner specified in the applicable Series’ Prospectus.

9. Term of Agreement.

(a) This Agreement shall continue until terminated by either BNY giving to the Trust, on behalf of a Series, or the Trust, on behalf of a Series, giving to BNY, a notice in writing specifying the date of such termination, which date shall be not less than 90 days after the date of the giving of such notice.  Upon termination hereof, the affected Series shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNY may terminate this Agreement upon 30 days prior written notice to the Trust, on behalf of a Series, if such Series shall terminate its custody agreement with The Bank of New York, or fail to perform its obligations hereunder in a material respect.

10. Authorized Persons.

Attached hereto as Exhibit B is a list of persons duly authorized by the board of the Trust to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of each Series.  From time to time each, the Trust may deliver a new Exhibit B to add or delete any person and BNY shall be entitled to rely on the last Exhibit B  actually received by BNY.

11. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNY and the Trust to be bound thereby, and authorized or approved by the Trust’s Board.

12. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust, on behalf of any Series, without the written consent of BNY, or by BNY without the written consent of the affected Series accompanied by the authorization or approval of the Trust’s Board.

13. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Trust, on behalf of each Series, hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction any Series may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Series irrevocably agrees not to claim, and it hereby waives, such immunity.

14. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

15. No Waiver.

Each and every right granted to BNY hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNY to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by

 BNY of any right preclude any other or future exercise thereof or the exercise of any other right.

16. Limitations of Liability of the Trustees and Shareholders.

(a)  It is expressly acknowledged and agreed that the obligations of the Trust, on behalf of each Series, hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust or Series, personally, but shall bind only the property of the Series, as provided in the Trust's Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Series, as provided in the Trust’s Declaration of Trust.

(b)  This Agreement is an agreement entered into between BNY and the Trust, on behalf of each Series.  With respect to any obligation of the Trust arising out of this Agreement, BNY shall look for payment of such obligation solely to the assets of a Series to which such obligation relates with the same effect as if BNY had separately contracted with the Trust by separate written instrument with respect to each Series.

17. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Series, at

Destra Investment Trust
901 Warrenville Rd.
Suite 15
Lisle, IL 60532

if to BNY, at
The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention:

Title:

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

18. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

19. Several Obligations.

The parties acknowledge that the obligations of the Trust, on behalf of each Series, hereunder are several and not joint, that no Series shall be liable for any amount owing by another Series and that the Series have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

DESTRA INVESTMENT TRUST

By: /s/ Nicholas Dalmaso
                             on behalf of each Series
                          identified on Exhibit A
                             attached hereto

THE BANK OF NEW YORK MELLON

                                                                                  By:  /s/ Peter D. Holland
                      Title: Managing Director

EXHIBIT A

Name of Series

EXHIBIT B

I,                                      , of Destra Investment Trust, a Massachusetts business trust (the “Trust”), do hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed by the Board of Directors of the Trust to each such position and qualified therefor in conformity with the Trust’s Declaration of Trust, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of the Trust or a Series to the Bank.

Name                                              Position                                        Signature

___________________    ___________________          ___________________

SCHEDULE I

ADMINISTRATIVE SERVICES

1.
Prepare minutes of Board of Director quarterly meetings and assist the Secretary of the Trust, on behalf of each Series, in preparation for quarterly Board meetings.  Such minutes, meeting agendas and other material prepared in preparation for each quarterly Board meeting are subject to the review and approval of Trust counsel.

2.
Perform for each Series, the compliance tests as mutually agreed and which shall be specific to each Series.  The Compliance Summary Reports listing the results of such tests are subject to review and approval by the Trust, on behalf of each Series.

3.
Participate in the annual updating of each Series’ Registration Statement and Prospectus and, subject to approval by the Trust’s Treasurer and legal counsel, coordinate the preparation and filing of Form N-SAR, Form N-CSR, Form N-Q, annual and semi-annual shareholder reports and notices pursuant to Rule 24(f)-2.

4.
Prepare workpapers supporting the preparation of federal, state and local income tax returns for each Series for review and approval by the Trust’s independent auditors; perform ongoing wash sales review (i.e., purchases and sales of Series investments within 30 days of each other); and prepare Form 1099s with respect to the Trust’s trustees and vendors, on behalf of each Series, and file such forms upon the approval of the Trust’s Treasurer.  Evaluate the Trust’s tax status of income.

5.
Prepare and, subject to approval of the Trust’s Treasurer, on behalf of each Series, disseminate to the Trust’s Board quarterly unaudited financial statements and schedules of such Series’ investments and make presentations to the Board, as appropriate.

6.
Subject to approval of the Trust’s Board, on behalf of each Series, administratively assist such Series in obtaining fidelity bond and E&O/D&O insurance coverage, as well as file the required disclosure with the SEC.

7.	Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

8.	Attend quarterly shareholder and Board meetings as requested from time to time.

9.	Subject to review and approval by the Trust’s Treasurer, establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for each Series.

SCHEDULE II
VALUATION AND COMPUTATION SERVICES

I.           BNY shall maintain the following records on a daily basis for each Series.

1.           Report of priced portfolio securities

2.           Statement of net asset value per share

II.           BNY shall maintain the following records on a monthly basis for each Series:

1.           General Ledger

2.           General Journal

3.           Cash Receipts Journal

4.           Cash Disbursements Journal

5.           Subscriptions Journal

6.           Redemptions Journal

7.           Accounts Receivable Reports

8.           Accounts Payable Reports

9.           Open Subscriptions/Redemption Reports

10.         Transaction (Securities) Journal

11.         Broker Net Trades Reports

III.           BNY shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series.  Schedule D shall be produced on an annual basis for each Series.

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The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, The Securities and Exchange Commission and the Trust’s Auditors.

IV.           For internal control purposes, BNY uses the Account Journals produced by The Bank of New York Mellon Custody System to record daily settlements of the following for each Series:

1.           Securities bought

2.           Securities sold

3.           Interest received

4.           Dividends received

5.           Capital stock sold

6.           Capital stock redeemed

7.           Other income and expenses

All portfolio purchases for each Series are recorded to reflect expected maturity value and total cost including any prepaid interest.

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APPENDIX I

THE BANK OF NEW YORK MELLON
ON-LINE COMMUNICATIONS SYSTEM (THE “SYSTEM”)

TERMS AND CONDITIONS

1. License; Use. (a) This Appendix I shall govern the Trust’s use of the System and any computer software provided by BNY to the Trust in connection herewith (collectively, the “Software”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Trust’s use of the System, the terms of this Appendix I shall control.

(b) Upon delivery to the Trust of Software and/or System access codes, BNY grants to the Trust a personal, nontransferable and nonexclusive license to use the Software and the System solely for the purpose of transmitting Written Instructions, receiving reports, making inquiries or otherwise communicating with BNY in connection with the Account(s).  The Trust shall use the Software and the System solely for its own internal and proper business purposes and not in the operation of a service bureau.  Except as set forth herein, no license or right of any kind is granted to the Trust with respect to the Software or the System.  The Trust acknowledges that BNY and its suppliers retain and have title and exclusive proprietary rights to the Software and the System, including any trade secrets or other ideas, concepts, know-how, methodologies, or information incorporated therein and the exclusive rights to any copyrights, trademarks and patents (including registrations and applications for registration of either), or other statutory or legal protections available in respect thereof.  The Trust further acknowledges that all or a part of the Software or the System may be copyrighted or trademarked (or a registration or claim made therefor) by BNY or its suppliers.  The Trust shall not take any action with respect to the Software or the System inconsistent with the foregoing acknowledgments, nor shall the Trust attempt to decompile, reverse engineer or modify the Software.  The Trust may not copy, sell, lease or provide, directly or indirectly, any of the Software or any portion thereof to any other person or entity without BNY’s prior written consent.  The Trust may not remove any statutory copyright notice or other notice included in the Software or on any media containing the Software.  The Trust shall reproduce any such notice on any reproduction of the Software and shall add any statutory copyright notice or other notice to the Software or media upon BNY’s request.

(c) If the Trust subscribes to any database service provided by BNY in connection with its use of the System, delivery of such database to the Trust shall constitute the granting by BNY to the Trust of a non-exclusive, non-transferable license to use such database for so long as this Appendix I is in effect. It is understood and agreed that any database supplied by BNY is derived from sources which BNY believes to be reliable but BNY does not, and cannot for the fees charged, guarantee or warrant that the data is correct, complete or current. All such databases are provided as an accommodation by BNY to its customers and are compiled without any independent investigation by BNY.  However, BNY will endeavor to update and revise each database on a periodic basis as BNY, in its discretion, deems necessary and appropriate.  The Trust also agrees that the Trust will promptly install all updates and revisions to each database which BNY provides and that BNY cannot bear any responsibility whatsoever for the Trust’s failure to do so.  BNY IS NOT RESPONSIBLE FOR ANY RESULTS OBTAINED BY THE TRUST FROM USE OF DATABASE SERVICES PROVIDED BY BNY.

2. Equipment.  The Trust shall obtain and maintain at its own cost and expense all equipment and services, including but not limited to communications services, necessary for it to utilize the Software and obtain access to the System, and BNY shall not be responsible for the reliability or availability of any such equipment or services.

3. Proprietary Information.  The Software, any data base and any proprietary data, processes, information and documentation made available to the Trust (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of BNY or its suppliers.  However, for the avoidance of doubt, reports generated by the Trust containing information relating to the Account(s) are not deemed to be within the meaning of the term “Information”.  The Trust shall keep the Information confidential by using the same care and discretion that the Trust

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uses with respect to its own confidential property and trade secrets, but not less than reasonable care.  Upon termination of the Agreement or the licenses granted herein for any reason, the Trust shall return to BNY any and all copies of the Information which are in its possession or under its control.  The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4. Modifications.  BNY reserves the right to modify the Software from time to time and the Trust shall install new releases of the Software as BNY may direct.  The Trust agrees not to modify or attempt to modify the Software without BNY’s prior written consent.  The Trust acknowledges that any modifications to the Software, whether by the Trust or BNY and whether with or without BNY’s consent, shall become the property of BNY.

5. NO REPRESENTATIONS OR WARRANTIES.  BNY AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE SOFTWARE, THE SYSTEM, ANY SERVICES OR ANY DATABASE, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  CUSTOMER ACKNOWLEDGES THAT THE SOFTWARE, THE SYSTEM, ANY SERVICES AND ANY DATABASE ARE PROVIDED “AS IS.”  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNY OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE TRUST MAY INCUR IN CONNECTION WITH THE SOFTWARE, SERVICES OR ANY DATABASE, EVEN IF BNY OR SUCH SUPPLIER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  IN NO EVENT SHALL BNY OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6. Security; Reliance; Unauthorized Use. BNY will establish security procedures to be followed in connection with the System.  The Trust understands and agrees that the security procedures are intended to determine whether instructions received by BNY through the System are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions.  The Trust will cause all persons utilizing the Software and the System to treat all applicable user and authorization codes, passwords and authentication keys with the highest degree of care and confidentiality.  BNY is hereby irrevocably authorized to comply with and rely upon on Written Instructions, whether or not authorized, received by it through the System in accordance with the security procedures.  The Trust acknowledges that it is its sole responsibility to assure that only Authorized Persons use the System and that to the fullest extent permitted by applicable law BNY shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by the Trust arising from or in connection with the use of the System or BNY’s reliance upon and compliance with Written Instructions received through the System.

7. System Acknowledgments.  BNY shall acknowledge through the System its receipt of each transmission communicated through the System, and in the absence of such acknowledgment BNY shall not be liable for any failure to act in accordance with such transmission and the Trust may not claim that such transmission was received by BNY.

8. EXPORT RESTRICTIONS.  EXPORT OF THE SOFTWARE IS PROHIBITED BY UNITED STATES LAW.  THE TRUST MAY NOT UNDER ANY CIRCUMSTANCES RESELL, DIVERT, TRANSFER, TRANSSHIP OR OTHERWISE DISPOSE OF THE SOFTWARE (IN ANY FORM) IN OR TO ANY OTHER COUNTRY.  IF BNY DELIVERED THE SOFTWARE TO CUSTOMER OUTSIDE OF THE UNITED STATES, THE SOFTWARE WAS EXPORTED FROM THE UNITED STATES IN ACCORDANCE WITH THE EXPORT ADMINISTRATION REGULATIONS.  DIVERSION CONTRARY TO U.S. LAW IS PROHIBITED.  The Trust hereby authorizes BNY to report its name and address to government agencies to which BNY is required to provide such information by law.

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9. Encryption.  The Trust acknowledges and agrees that encryption may not be available for every communication through the System, or for all data.  The Trust agrees that BNY may deactivate any encryption features at any time, without notice or liability to the Trust, for the purpose of maintaining, repairing or  troubleshooting the System or the Software.

10. On-Line Inquiry and Modification of Records. In connection with the Trust’s use of the System, BNY may, at the Trust’s request, permit the Trust to enter data directly into a BNY database for the purpose of modifying certain information maintained by BNY’s systems, including, but not limited to, change of address information.  To the extent that the Trust is granted such access, the Trust agrees to indemnify and hold BNY harmless from all loss, liability, cost, damage and expense (including attorney’s fees and expenses) to which BNY may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNY database records initiated by the Trust.

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